Exhibit 99.1

April 26, 200 6

Dear Investor,

PlusFunds Group, Inc. (the “Investment Manager”), has been informed by counsel for SPhinX Managed Futures Fund SPC (“SMFF”) that there has been a settlement in principle in Official Committee of Unsecured Creditors of Refco, Inc. et al. v. SPhinX Managed Futures Fund SPC, Bankr. S.D.N.Y. Adv. Pro. No. 05-3331 (RDD) (the “Preference Action”). According to the draft of the settlement stipulation (the “Stipulation”), the Official Committee of Unsecured Creditors of Refco, Inc., et al. (the “Creditors Committee”) agreed to compromise the Creditors Committee’s $312 million preference claim against the SPhinX Funds for $263 million, a $49 million reduction of the Creditors Committee’s claim in the Preference Action. It is expected that, as a result of the settlement, approximately $46 million of additional investor funds will no longer be subject to the Temporary Restraining Order previously entered by the Bankruptcy Court in the Preference Action. SMFF will retain its claim to the approximately $10 million of assets that remain in Refco Capital Markets Ltd. (“RCM”), and RCM will not object to the allowance of that claim. (The Stipulation does not address or affect the claim of SPhinX Special Situations Fund SPC to approximately $4 million of assets that remain in RCM.)

The settlement amount is being placed in an escrow account with Refco Capital Markets (“RCM”) pending approval by the bankruptcy court, which is required for the settlement to be effective. The Stipulation has not yet been filed, and the bankruptcy court cannot address it until 20 days after it is filed.

The Stipulation states that RCM and its debtor and non-debtor affiliates (collectively, “Refco”) will release claims that are related to the assets that are the subject of the Preference Action against the funds managed by the Investment Manager (collectively, “SPhinX”). The Stipulation further states that SPhinX will release claims against Refco, the Creditors Committee, its members and retained professional from claims that are related to the assets that are the subject of the Preference Action. SPhinX also will not file a bankruptcy proof of claim against RCM or its debtor affiliates for the settlement amount.

The SPhinX Board and their counsel will determine the economic effect of the settlement on SMFF, all shares in SPhinX Funds that have exposure to the SMFF and all “Special Situation” shares.

Sincerely yours,

PlusFunds Group, Inc.

PlusFunds Group, Inc. 1500 Broadway, 11th Floor, New York, NY 10036 | T 212.653.1900 F 212.653.1970 | www.plusfunds.com